Exhibit 10.1

Rovi Corporation

EXECUTIVE SUCCESSION PLANNING AGREEMENT

for

ALFRED J. AMOROSO

This Executive Succession Planning Agreement (“Agreement”) is entered into as of the 25th day of May, 2011, by and between Alfred J. Amoroso (“Executive”) and Rovi Corporation, a Delaware corporation (the “Company”).

WHEREAS, Executive currently serves as President and Chief Executive Officer (“CEO”) and as a member of the Board of Directors (the “Board”) of the Company;

WHEREAS, Executive has notified the Board of his desire to retire as the CEO of the Company not later than June 30, 2012; and

WHEREAS, the Company and Executive mutually agree that it is in the best interests of the Company for the Company to retain the Executive’s advice and counsel on a long term basis relating to strategy, market dynamics, business operations and any other matters pertaining to the Company that may assist management and the Board; and

WHEREAS, the Company desires to retain Executive’s services in a capacity and on the terms set forth in this Agreement; and

WHEREAS, the Company and Executive desire to enter into an employment agreement that contemplates Executive’s succession and the transition to the next CEO of the Company and the retention of Executive in a part-time employment role thereafter.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.    CONTINUED EMPLOYMENT.

1.1    Current Assignment. The Company currently employs Executive as its CEO reporting to the Board under the terms of an offer letter dated June 6, 2005, as amended thereafter by the Company and Executive (the “Offer Letter”) and will continue to employ Executive in that capacity until the “Initial Transition Date”, which shall be the first day of employment of the next CEO of the Company. Until the Initial Transition Date, Executive shall continue to serve in an executive capacity and shall perform such duties as are customarily associated with Executive’s title, consistent with the bylaws of the Company and as required by the Board.

1.2    Transition Period. During the period of time following the Initial Transition Date and ending on the date ninety (90) days thereafter (the “Final Transition Date”), Executive shall cooperate fully with the Board and the next CEO to achieve a smooth transition. Immediately following the Final Transition Date, Executive’s

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employment relationship with the Company shall be on a part-time basis and such date is referred to hereafter as the “Part-Time Date”.

1.3    Transition Duties. Effective as of the Initial Transition Date, Executive relinquishes the office and titles of President and Chief Executive Officer of the Company and any officer and director positions he then holds with the Company’s subsidiaries. Following the Initial Transition Date and until the Final Transition Date, Executive’s duties shall be limited to assisting the Board and the CEO with the transition of CEO duties and responsibilities and in providing such other services as requested by the Board or the CEO.

1.4    Policies and Procedures. The employment relationship between Executive and the Company shall continue to be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.    COMPENSATION.

2.1    Salary and Incentive Bonus. Until the Final Transition Date, provided Executive remains employed: (i) Executive shall continue to receive for services to be rendered hereunder an annualized base salary of $610,000, subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule, and (ii) Executive shall continue to be eligible to earn a bonus under the terms of the current executive company incentive plan. Such bonus shall also be subject to payroll withholding and deductions and shall be pro-rated for any partial fiscal year after 2011 worked prior to the Final Transition Date based on Company performance during such partial period.

2.2    Standard Company Benefits. Executive shall continue to be entitled to all benefits for which Executive is eligible under the terms and conditions of the standard Company benefits, including but not limited to all life, dental, health, accident and disability benefit plans and other similar welfare plans (collectively, the “Welfare Plans”) and compensation practices which may be in effect from time to time and provided by the Company to its employees generally through the last day of his employment. Executive shall continue to be covered by the Company’s directors and officers liability insurance policies as an insured person under such policies and the Indemnification Agreement executed by and between the Company and Executive on November 4, 2005, shall remain in full force and effect.

2.3    Equity Compensation. All equity awards granted to Executive by the Company that are outstanding as of the effective date of this Agreement (the “Equity Awards”) shall continue to vest in accordance with the vesting terms set forth in the applicable Equity Award agreement, as long as the Executive remains an employee of the Company, including for clarity during the Part-Time Employment Period described below. The Equity Awards are governed by the terms and conditions set forth in the Company’s

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2000 Equity Incentive Plan or 2008 Equity Incentive Plan, as and if applicable for each Equity Award, and in the applicable Equity Award agreements, provided however that in the event that Executive’s employment with the Company terminates by reason of Executive’s death, the vesting of each Equity Award shall accelerate by the number of shares equal to the product of the number of then unvested shares underlying the Equity Award times a fraction, the numerator of which is the number of days elapsed from the date of grant of the award to Executive’s termination date and the denominator of which is the total number of days from the date of grant of the award until the final vesting date of the award.

2.5    Executive Severance and Arbitration Agreement. Until the Initial Transition Date, Executive shall continue to be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the Executive Severance and Arbitration Agreement (the “Executive Agreement”) made and entered into as of August 6, 2007 by and between Executive and the Company, after which time the Executive Agreement shall expire and this Agreement shall represent the entire agreement between the Company and Executive for all purposes of Executive’s benefits from and compensatory arrangements with the Company.

3.    PART-TIME EMPLOYMENT PERIOD. Following the Part-Time Date, the Company shall continue to employ Executive on a part-time basis under the terms set forth below:

3.1    Part-Time Employment Period. Executive will be employed as a part-time employee beginning on the day following the Part-Time Date and ending on the fourth anniversary of the Part-Time Date, unless terminated earlier as set forth in this Agreement (the “Part-Time Employment Period”).

3.2    Services. During the Part-Time Employment Period, Executive will be responsible for assisting the Board in any area of his expertise (the “Services”), with all such services to be approved by the Chairman of the Board in advance. Executive will provide the Services at a location and on timing (subject to Executive being reasonably responsive to the Company’s needs) of Executive’s choosing. Executive will continue to exercise the highest degree of professionalism and utilize his expertise and experience in the industry in performing the Services.

3.3    Compensation. Executive shall receive for Services to be rendered during each year of the Part-Time Employment Period an annualized base salary of $50,000. Such salary payments shall be subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule. Executive shall not be eligible to receive any incentive compensation, except as otherwise determined by the Board in its sole discretion.

3.4    Welfare Plan Benefits. Executive shall continue to be entitled to all benefits for which Executive is eligible under the terms and conditions of the Welfare Plans and compensation practices which may be in effect from time to time and provided by the Company to its employees generally through the last day of the Part-Time

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Employment Period. Following his last day of employment, Executive shall be eligible to elect continued health insurance coverage under COBRA.

3.5    Limitations on Authority. Executive will have no responsibilities or authority as a part-time employee of the Company other than (i) as provided in this Agreement and (ii) as otherwise agreed in writing between the Company and the Executive. Executive shall not represent or purport to represent the Company in any manner whatsoever to any third party except with prior written consent of the CEO (except in his capacity as a Board member, when applicable).

4.    PROPRIETARY INFORMATION OBLIGATIONS.

4.1    Agreement. Executive has executed and shall continue to abide by his Proprietary Information, Inventions and Ethics Agreement (the “Proprietary Information Agreement”) with the Company.

4.2    Remedies. Executive’s duties under the Proprietary Information Agreement shall survive termination of Executive’s employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

5.    OTHER BUSINESS DURING EMPLOYMENT PERIOD.

5.1    Non-Competition. Except with the prior written consent of the Board, Executive will not, during the period of his employment (including the Part-Time Employment Period), undertake or engage in any other employment, occupation or business enterprise, or perform the same or similar services, or be associated, as a consultant, employee or otherwise, with any other company that is a competitor of the Company. Notwithstanding the foregoing, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the Executive’s performance hereunder.

5.2    No Adverse Interests. Prior to last day of his employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise; provided, however, that Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than five percent (5%) of the voting stock of such corporation.

6.    TERMINATION OF EMPLOYMENT. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Following the Initial Transition Date, Executive shall be entitled to receive benefits on his termination of employment only as set forth in this Section 6 and, for clarity, no benefits shall be payable hereunder upon the completion of the Part-Time

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Employment Period if no earlier termination of Executive’s employment relationship with the Company has occurred as of that date.

6.1    Termination for Cause; Voluntary Termination. The Company may terminate Executive’s employment hereunder for “Cause” (as defined in the Executive Agreement), and Executive may terminate Executive’s employment hereunder voluntarily and for any reason. Upon the termination of Executive’s employment pursuant to this Section 6.1 by the Company for Cause or by Executive for any reason, Executive shall be entitled to receive his base salary through the date of termination. All other benefits, if any, due to Executive following Executive’s termination of employment for Cause or due to Executive’s voluntary termination pursuant to this Section 6.1 shall be determined in accordance with the plans, policies and practices of the Company. Executive shall not accrue any additional compensation or other benefits under this Agreement following such termination of employment.

6.2    Termination Without Cause. The Company may terminate the Executive’s employment without Cause (which does not include termination by reason of death or disability). Upon the termination of Executive’s employment pursuant to this Section 6.2, provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), Executive shall receive (i) his base salary and all other accrued amounts through the termination date and (ii) subject to Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company within the sixty (60) day period following the date of the Executive’s Separation from Service, the following severance benefits (collectively, the “Severance Benefits”):

(a) if Executive is participating in the Company’s employee group health insurance plans on the date of Separation from Service and subject to Executive making a timely election to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or, if applicable, state or local insurance laws (“COBRA”), then the Company shall pay, as and when due to the COBRA carrier, the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for himself and his eligible dependents on the termination date until the expiration of eligibility for the continuation coverage under COBRA (the “COBRA Payment Period”). However, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company shall instead pay Executive on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Payment Period. If Executive ceases to be eligible for COBRA during the period provided in this clause, Executive must immediately notify the Company of such event. Further, if the COBRA Payment Period ends prior to the end of the Part-Time Employment Period, then the

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Company shall pay Executive on the first day of each month of the remainder of the Part-Time Employment Period a cash payment equal to the health insurance premium payable by Executive for substantially similar health insurance benefits for that month, subject to applicable tax withholdings, for the remainder of the Part-Time Employment Period. If all or any portion of such payments constitute taxable compensation income to Executive that is subject to federal, state or local income and employment taxes, the Company shall increase such amounts payable to the extent necessary to afford Executive the same economic benefit as Executive would have received had no such income or employment taxes been imposed on such benefits payments; and

(b)    one hundred percent (100%) of Executive’s then-outstanding Equity Awards shall become vested (and exercisable, as applicable) effective as of the date of Executive’s Separation from Service.

6.3    No Severance Benefits under Section 6.2 will be paid prior to the day that is sixty (60) days following the date of Separation from Service. On the sixtieth (60th) day following the date of Separation from Service, the Company shall pay in a lump sum the aggregate amount of the Severance Benefits that the Company would have paid Executive through such date had the payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance paid thereafter on the applicable schedules described above.

7.    CODE SECTION 409A. It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For purposes of Section 409A(including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this letter (whether reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder (including the Severance Benefits) shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7 shall be paid in a lump sum to Executive, and any remaining

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payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.    GENERAL PROVISIONS.

8.1    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Company’s General Counsel at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

8.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

8.3    Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

8.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

8.6    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein will include such successors and assigns. In the event of the failure of a successor to the Company to provide substantially similar health insurance benefits to Executive during the Part-Time Employment Period, the Company (or its successor) shall pay Executive on the first day of each month of the remainder of the Part-Time Employment Period, a cash payment equal to the premiums paid by Executive for

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substantially similar benefits for that month plus the amount of out-of-pocket costs, if any, paid by Executive for medical expenses that would have been covered under the terms of the Company’s health insurance plan/s that provided the same benefit to Executive (collectively, the “Benefits Payments”). If all or any portion of the Benefits Payments constitutes taxable compensation income to Executive that is subject to federal, state or local income and employment taxes, the Company (or its successor) shall increase the amounts payable as Benefits Payments to the extent necessary to afford Executive the same economic benefit as Executive would have received had no such income or employment taxes been imposed on the Benefits Payments. Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably. This Agreement will inure to the benefit of and be enforceable by Executive’s legal personal representatives.

8.8    Attorneys’ Fees. If either party hereto brings any action to enforce Executive’s or its rights hereunder, the prevailing party in any such action shall be entitled to recover reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such action, at trial and on appeal.

8.9    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to conflicts of law principles.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Rovi Corporation

By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel

Date:	May 25, 2011

Accepted and agreed this

25th day of May, 2011.

Alfred J. Amoroso, an Individual

/s/ Alfred J. Amoroso

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